Exhibit (a)(1)(vii)

SUPPLEMENT NO. 1
TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
OF
MAKEMUSIC, INC.
AT
$4.85 NET PER SHARE
BY
LEAP ACQUISITION CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
LAUNCHEQUITY ACQUISITION PARTNERS, LLC
DESIGNATED SERIES EDUCATION PARTNERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 18, 2013, UNLESS THE OFFER IS EXTENDED.

This Supplement No. 1 (“Supplement No. 1”) supplements, as set forth below, the Offer to Purchase, dated March 22, 2013 (together with any amendments or supplements thereto, including this Supplement No. 1, the “Offer to Purchase”) relating to the offer by LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“Parent”), LEAP Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Parent (“Purchaser”), and LaunchEquity Partners, LLC, an Arizona limited liability company and the direct or indirect sponsor entity of Parent and Purchaser (“Parent Sponsor”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of MakeMusic, Inc., a Minnesota corporation (“MakeMusic”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per Share (the “Rights”), not currently owned by Parent and Purchaser for $4.85 in cash per Share, without interest and less any applicable withholding taxes upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement No. 1 and the related Letter of Transmittal (the “Letter of Transmittal”) which, together with the Offer to Purchase and Supplement No. 1, each as may be further amended or supplemented from time to time, collectively constitute the “Offer”. Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 12, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser, Parent Sponsor and MakeMusic, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into MakeMusic, and MakeMusic will be the surviving corporation (the “Merger”). All capitalized terms used by not defined in this Supplement No. 1 have the meanings ascribed to them in the Offer to Purchase.

This Supplement No. 1 should be read together with the Offer to Purchase and Letter of Transmittal. All references to and requirements regarding the Offer to Purchase and the Letter of Transmittal shall be deemed to refer to the Offer to Purchase, as supplemented by this Supplement No. 1, and the Letter of Transmittal, respectively. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect.

If you desire to tender your Shares pursuant to the Offer and you are required to deliver a Letter of Transmittal (or a manually executed copy thereof) as described in “The Offer – Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, you must still use the Letter of Transmittal previously mailed to you. If you have already properly tendered your Shares pursuant to the Offer, you need not take further action. Tenders of Shares (whether previously or hereafter delivered) may only be withdrawn in the manner described in the Offer to Purchase.

* * * * *
The date of this Supplement No. 1 is April 5, 2013.

Supplement No. 1 to the Offer to Purchase

The Offer to Purchase is hereby amended and supplemented as follows:

The information set forth in “The Offer – Section 7. Certain Information Concerning MakeMusic” of the Offer to Purchase is hereby amended and restated in its entirety as follows:

7.      Certain Information Concerning MakeMusic

General. The information concerning MakeMusic in this Offer to Purchase has been furnished by MakeMusic or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

MakeMusic’s principal offices are located at 7615 Golden Triangle Drive, Suite M, Eden Prairie, Minnesota 55344 and its telephone number at such address is (952) 937-9611.

Financial Information. The audited financial statements, including the notes thereto, included as Item 8 in MakeMusic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “MakeMusic Form 10-K”) are incorporated by reference into this Offer to Purchase. Copies of those reports and other documents filed by MakeMusic may be examined at or obtained from the SEC in the manner set forth below under Available Information.

Summary Financial Information. The following tables set forth certain summary historical financial information for MakeMusic for the fiscal years ended December 31, 2012 and December 31, 2011. This summary financial information has been derived from, and should be read in conjunction with, MakeMusic’s audited financial statements as of, and for, the years ended December 31, 2012 and December 31, 2011, which are incorporated herein by reference to the MakeMusic Form 10-K. MakeMusic has informed us that it does not anticipate that the cost of the Offer will have a material effect on the summary financial information presented below.

MakeMusic, Inc.
Balance Sheet
(In thousands of U.S. dollars, except share and per share data)

	Year ended
	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,730	$9,296
Accounts receivable (net of allowance of $7 and $9 in 2012 and 2011, respectively)	1,286	1,539
Inventories	392	291
Deferred income taxes, net	2,612	2,338
Prepaid expenses and other current assets	429	362

Total current assets	10,449	13,826
Noncurrent assets:
Property and equipment, net	631	441
Capitalized software products, net	3,927	3,113
Finite life intangible assets	782	1,020
Goodwill	4,483	4,483
Deferred income taxes, net	1,086	57
Total noncurrent assets	10,909	9,114

Total assets	$21,358	$22,940

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$3	$4
Accounts payable	875	585
Accrued compensation	961	676
Other accrued expenses	673	508
Post contract support	125	125
Reserve for product returns	344	214
Current portion of deferred revenue	5,161	4,208

Total current liabilities	8,142	6,320
Noncurrent liabilities:
Capital lease obligations, net of current portion	6	—
Deferred revenue, net of current portion	115	123
Total noncurrent liabilities	121	123

Total liabilities	$8,263	$6,443

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 4,906,707 and 4,934,020 in 2012 and 2011, respectively	49	49
Additional paid-in capital	67,180	66,930
Accumulated deficit	(54,134)	(50,482)

Total shareholders’ equity	$13,095	$16,497

Total liabilities and shareholders’ equity	$21,358	$22,940

MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	Year Ended
	December 31,
	2012	2011
Notation revenue	$9,080	$9,467
SmartMusic revenue	8,662	7,527

NET REVENUE	17,742	16,994
COST OF REVENUES	2,964	2,757

GROSS PROFIT	14,778	14,237

OPERATING EXPENSES:
Development expenses	7,554	4,638
Selling and marketing expenses	6,934	5,182
General and administrative expenses	5,266	4,053
Patent litigation expense	—	225

Total operating expenses	19,754	14,098

INCOME (LOSS) FROM OPERATIONS	(4,976)	139
Other income, net	104	115

Net income (loss) before income tax	(4,872)	254
Income tax expense (benefit)	(1,220)	250

NET INCOME (LOSS)	$(3,652)	$4

Income (Loss) per common share:
Basic	$(0.74)	$0.00
Diluted	$(0.74)	$0.00
Weighted average common shares outstanding:
Basic	4,915,896	4,896,922
Diluted	4,915,896	4,917,557

MakeMusic’s ratio of earnings to fixed charges as of December 31, 2012 was not applicable (due to a pre-tax loss for fiscal 2012) and was 97.1 to 1.0 at December 31, 2011. MakeMusic has not publicly disclosed information regarding its ratio of earnings to fixed charges. MakeMusic has, however, provided the information to the Offeror Group for the sole purpose of allowing the Offeror Group to comply with disclosure requirements under the U.S. securities laws.

MakeMusic’s book value per share as of December 31, 2012 was $2.66. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing shareholders’ equity by the weighted average number of shares of common stock outstanding.

Available Information. MakeMusic is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning MakeMusic’s directors and officers, their remuneration, stock options granted to them, the principal holders of MakeMusic’s securities, any material interests of such persons in transactions with MakeMusic and other matters is required to be disclosed in proxy statements distributed to MakeMusic’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

You may contact Morrow & Co., LLC, the information agent for the Offer, at (203) 658-9400, or call toll free at (800) 607-0088 to request copies of documents incorporated by reference without charge.